                                                              Exhibit (a)(5)(xx)

                    [LETTERHEAD OF NORTHROP GRUMMAN CORP.]

                                                              Contact:  Jim Taft
                                                                  (310) 201-3335

For Immediate Release

NORTHROP GRUMMAN ISSUES STATEMENT
---------------------------------
ON TENDER OFFER FOR LITTON INDUSTRIES INC.
------------------------------------------

     LOS ANGELES -- April 4, 2001 -- Northrop Grumman Corporation has issued the following statement concerning its tender offer for Litton Industries Inc., which expired at midnight E.D.T. on April 2, 2001:

     "The depository, Equiserve Trust Co., NA, has advised Northrop Grumman that as of the close of the tender offer, tenders (including guaranteed deliveries) had been received for a number of shares which exceeds the total number of Litton common shares outstanding.

     "The most recent information furnished by Litton indicates that less than 46 million shares of Litton common stock are outstanding. The depository in the tender offer has indicated that tenders have been received for a total of 51,368,791 shares of Litton common stock, including guaranteed deliveries totaling 16,425,431 shares. Stockholders tendering by guaranteed delivery must make delivery of the tendered shares within three NYSE trading days after the notice of guaranteed delivery is executed.

     "Based on preliminary information, the company believes that tenders have been received electing in excess of the maximum 13 million shares of common stock and 3.5

                                    -more-

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NORTHROP GRUMMAN ISSUES STATEMENT
---------------------------------
ON TENDER OFFER FOR LITTON INDUSTRIES INC.
------------------------------------------

million shares of Series B preferred stock of Northrop Grumman.
The company does not expect to be able to determine preliminary proration factors until the guaranteed deliveries have been completed or determined to be invalid. Determination of the final proration factors will not be completed until all tenders have been checked for accuracy and completeness, a process which is expected to take the remainder of the week."

     Northrop Grumman Corporation is a $15 billion, global aerospace and defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. With 80,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.


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Northrop Grumman Corporation (formerly NNG, Inc.) has filed a Registration
Statement on Form S-4 with the Securities and Exchange Commission (the"SEC") in connection with its offer to purchase or exchange all of the outstanding capital stock of Litton Industries, Inc. Litton stockholders should read such Registration Statement and any other relevant documents filed with the SEC carefully before making any decisions with respect to the offer to purchase or exchange because these documents contain important information. Copies of the Registration Statement and any related documents filed with the SEC can be obtained free of charge at the website maintained by the SEC at www.sec.gov.